Exhibit 99.2

   PRESS RELEASE

POET HOLDINGS, INC. REPORTS REVENUES OF 1.7 MIL US-$ AND A NET LOSS OF 0.6 MIL US-$.

HAMBURG, Germany – July 22, 2003 - Poet Holdings, Inc. (Prime Standard, ISIN: US7304471094), a leading provider of comprehensive catalog solutions, today announced financial results for the three months period ended June 30, 2003.

Revenues for the second quarter of fiscal 2003 decreased 12%, to $1.7 million, as compared with revenues of $1.9 million for the quarter ended March 31, 2003. Revenues from the sale of products for the second quarter of fiscal 2003 decreased 29% to $0.9 million as compared with product revenues of $1.2 million for the quarter ended March 31, 2003. Of total revenues, 90% were generated in Europe and 10% in other regions. Total costs and operating expenses remained unchanged at approximately $2.9 million.

The operating loss for the second quarter of fiscal 2003 increased 25% to $1.2 million as compared with an operating loss of $1.0 million in the quarter ended March 31, 2003. The net loss for the quarter ended June 30, 2003 was $642,000 or $0.06 per share, based on weighted average shares outstanding of approximately 10,922,000, compared to a net loss of $638,000, or $0.06 per share, for the quarter ended March 31, 2003, based on weighted average shares outstanding of approximately 10,916,000. Other income/expense contains a currency gain of $540,000 created from the appreciation of the Euro against the US-$.

Compared to the quarter ended June 30, 2002 overall revenues decreased by 15%, product revenues decreased by 28%, total costs and operating expenses decreased by 41%, the operating loss decreased by 59% and net loss decreased by 77%.

“We have worked very hard on completing our new Poet X-Solutions, the next generation of Poet’s catalog solutions product line, which is scheduled to become generally available in August. We have received very encouraging feedback from prospects and customers during previews and demos. Since several prospects are waiting for the availability of X-Solutions, our catalog license revenues have decreased compared to the previous quarter. However, we have a strong pipeline for the remainder of the year and expect a significant increase in license revenues in the second half of 2003”, stated Jochen Witte, President and CEO.

  PRESS RELEASE

The current quarter ended June 30, 2003 compares to the preceding quarter ended March 31, 2003 as follows: License revenues attributable to eSupplier Solutions decreased approximately $289,000, or 61%, to $188,000. License revenues attributable to Poet’s database product line, FastObjects, decreased approximately $60,000, or 8%, to $686,000. Total service revenues, increased approximately $113,000, or 17%, to $795,000.

The current quarter ended June 30, 2003 compares to last year’s quarter ended June 30, 2002 as follows: License revenues attributable eSupplier Solutions decreased from approximately $417,000 by $229,000, or 55%. License revenues attributable to Poet’s database product line, FastObjects, decreased from approximately $802,000, by $116,000 or 15%. Total service revenues increased from approximately $742,000 by $53,000, or 7%.

The Company had cash and cash equivalents of $9.5 million on June 30, 2003 and reinforces its projection to become cash-flow positive on a quarterly basis in the fourth quarter of 2003.

Further Information:

Poet Holdings, Inc.

Swantje Stoevhase

Investor Relations

Wiesenkamp 22b

D-22359 Hamburg

Phone: +49 40 60990-0

Fax: +49 40 60990-114

investor@poet.com

  PRESS RELEASE

About Poet Holdings, Inc.

Poet Holdings, Inc. is a multinational provider of comprehensive catalog infrastructure solutions for B2B eCommerce and the Supplier Relationship Management. Leading buying organizations, suppliers and their resellers count on the Poet’s catalog platforms to efficiently buy and sell their products online. Offering a unique self-service software for suppliers, the Company is the leading provider of catalog management solutions for electronic marketplaces.

The Company also develops and markets “FastObjects by Poet”, the award-winning object database designed for management of complex data in embedded systems and applications.

Poet Holdings, Inc. is headquartered in Hamburg (Germany) and maintains branch offices and strategic partners in Munich, Paris, Tokyo and Foster City (USA). The Company is publicly traded on Frankfurt Stock Exchange under ISIN: US7304471094. For more information, visit www.poet.com.

Note regarding forward-looking statements.

This press release contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for and market acceptance of products and services, development of markets for Poet Holdings, Inc. products and services, the U.S. and global economies, currency exchange fluctuations, revenue projections and other risks identified in Poet Holdings, Inc. SEC filings, including our report filed on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission (SEC). Due to these risks and uncertainties, Poet Holdings, Inc.’s actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Poet Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The unaudited financial statements that follow should be read in conjunction with the notes set forth in Poet Holdings, Inc. Form 10-K filed with the United States Securities and Exchange Commission.

  PRESS RELEASE

POET HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts, Unaudited)

Assets
	June 30 2003	December 31, 2002
Current assets:
Cash and equivalents	$9,462	$9,055
Short term investments	—	2,981
Accounts receivable (net)	1,950	1,532
Inventories and other current assets	190	269

Total current assets	11,602	13,837
Property, furniture and equipment, net	429	541
Other assets	934	834

Total assets	$12,965	$15,212

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$239	$513
Accrued liabilities	984	1,154
Restructuring accruals	—	725
Deferred revenue	420	419

Total current liabilities	1,643	2,811

Long term obligation	51	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 3,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized
Shares outstanding: 2003—10,924,606; 2002—10,893,646	11	11
Additional paid in capital	66,304	66,291
Deferred stock compensation	—	—
Accumulated deficit	(55,812)	(54,533)
Accumulated other comprehensive income	768	632

Total stockholders’ equity	11,271	12,401

Total liabilities and stockholders’ equity	$12,965	$15,212

  PRESS RELEASE

POET HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data, Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenues:
Product	$874	$1,219	$2,097	$2,629
Consulting and training	455	265	815	593
Support and maintenance	340	477	661	907

Total revenues	1,669	1,961	3,573	4,129

Costs and operating expenses:
Cost of product	101	148	159	240
Cost of consulting and training	306	372	600	679
Cost of support and maintenance	205	386	407	750
Selling and marketing	1,031	2,161	2,136	4,463
Research and development	889	1,121	1,758	2,042
General and administrative	355	713	704	1,378
Amortization of deferred stock compensation (*)	—	26	—	52

Total costs and operating expenses	2,887	4,927	5,764	9,604

Operating loss	(1,218)	(2,966)	(2,191)	(5,475)

Other income (expense):
Interest expense	(1)	—	(2)	(1)
Interest income and other, net	588	164	924	301

Total other income (expense), net	587	164	922	300

Loss before income taxes	(631)	(2,802)	(1,269)	(5,175)
Income tax expense	(11)	(19)	(11)	(45)

Net loss	$(642)	$(2,821)	$(1,280)	$(5,220)

Other comprehensive income (loss)	70	249	136	172

Comprehensive loss	$(572)	$(2,572)	$(1,144)	$(5,048)

Basic and diluted net loss per share	$(0.06)	$(0.26)	$(0.12)	$(0.48)

Shares used in computing basic and diluted net loss per share	10,922	10,881	10,919	10,879

(*) Amortization of deferred stock compensation
Cost of consulting and training	$—	$3	$—	$6
Cost of support and maintenance	—	1	—	2
Selling and marketing	—	12	—	23
Research and development	—	7	—	15
General and administrative	—	3	—	6

	$—	$26	$—	$52